Collective Brands' Stockholders Pass Proposals at Corporation's Annual Meeting

TOPEKA, KS -- (Marketwire - May 26, 2011) - Stockholders of Collective Brands, Inc. (NYSE: PSS) today at the Corporation's annual meeting re-elected all three of the Company's nominees to the Collective Brands Board of Directors, approved an advisory vote on executive compensation, approved the one year frequency of holding future advisory votes on executive compensation and ratified the reappointment of Deloitte & Touche LLP as the corporation's independent registered public accountant for fiscal year 2011.

Robert F. Moran, President and Chief Executive Officer of PetSmart, Inc., Matthew A. Ouimet, former President and Chief Operating Officer for Corinthian Colleges and Matthew E. Rubel, Chairman, Chief Executive Officer and President of Collective Brands, Inc., were re-elected to the Collective Brands Board of Directors at the meeting. These re-elected board members were each elected to a three-year term to expire at the annual meeting of stockholders in 2014.

Other board members whose terms continue are: Daniel Boggan Jr., Retired Senior Vice President of the National Collegiate Athletic Association; Mylle H. Mangum, Chief Executive Officer of IBT Enterprises, LLC; John F. McGovern, Former Executive Vice President and Chief Financial Officer of Georgia-Pacific Corporation; D. Scott Olivet, Executive Chairman of RED Digital Cinema and Chairman of Oakley, Inc.; Michael A. Weiss, President and Chief Executive Officer of Express, Inc.; and Robert C. Wheeler, Retired Chairman and Chief Executive Officer of Hill's Pet Nutrition, Inc.

Matthew E. Rubel has been re-elected as Chairman of the Board. Robert C. Wheeler has been re-elected as Lead Director. The Chairman of the Board and Lead Director are elected annually at the Board meeting immediately following the annual meeting of stockholders.

About Collective Brands, Inc.
Collective Brands, Inc. is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. Collective Brands, Inc. is the holding company for Payless ShoeSource, Collective Brands Performance + Lifestyle Group, and Collective Licensing International. Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. The Collective Brands Performance + Lifestyle Group markets lifestyle and performance branded footwear for children and adults sold primarily through wholesale and retail under well-known brand names including Stride Rite, Saucony, Sperry Top-Sider, Keds, and Robeez. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping at, each of Collective Brands' units can be found at www.collectivebrands.com.

Contact:
James Grant
(785) 559-5321